EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FULL YEAR AND FOURTH QUARTER 2016 RESULS;
SALES AND EARNINGS IN LINE WITH PREVIOUS GUIDANCE;
MANAGEMENT PROVIDES ITS OUTLOOK FOR 2017

New York, N.Y., March 17, 2017 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the full year and the three months (“fourth quarter”) ended January 31, 2017, which were consistent with its previously issued guidance for the 2016 fiscal year. Worldwide net sales declined 3% in the year and rose 1% in the fourth quarter, while in both periods higher gross margins countered growth in operating expenses. Net earnings per diluted share declined 1% in the full year and 2% in the fourth quarter. The Company generated more than $700 million of cash flow from operating activities in the full year.

In the full year:

•
Worldwide net sales of $4.0 billion were 3% below the prior year, reflecting a 5% decline in comparable store sales. Performance was generally soft across all jewelry categories. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales and comparable store sales declined 3% and 5%, respectively.

•
Net earnings were $446 million, or $3.55 per diluted share, compared with the prior year’s $464 million, or $3.59 per diluted share. The current year’s earnings include charges recorded in the fourth quarter totaling $0.19 per diluted share related to the impairment of capitalized software development costs and the impairment of loans to diamond mining companies. Earnings in the prior year also included an impairment of a loan to a diamond mining company as well as charges for staffing and occupancy reductions totaling $0.24 per diluted share. Excluding the aforementioned charges in both years, net earnings of $470 million, or $3.75 per diluted share, were lower than the prior year’s $494 million, or $3.83 per diluted share (see “Non-GAAP Measures”), reflecting the lower sales and sales deleverage on selling, general and administrative expenses, partially offset by a higher gross margin and the favorable effect on net earnings per diluted share from share repurchases.

In the fourth quarter:

•
Worldwide net sales increased 1% to $1.2 billion and comparable store sales were unchanged from the prior year. On a constant-exchange-rate basis, worldwide net sales rose 2% and comparable store sales were unchanged from the prior year.

•
Net earnings were $158 million, or $1.26 per diluted share, compared with $163 million, or $1.28 per diluted share, in the prior year. Net earnings included charges in the current year totaling $0.19 per diluted share for the impairment of capitalized software development costs and the impairment of loans to diamond mining companies, and charges in the prior year totaling $0.18 per diluted share for the impairment of a loan to a diamond mining company and staffing and occupancy reductions. Excluding these charges in both years, net earnings of $182 million, or $1.45 per diluted share, were down from the prior year’s $187 million, or $1.46 per diluted share, reflecting sales deleverage on selling, general and administrative expenses, partially offset by a higher gross margin (see “Non-GAAP Measures”).

Michael J. Kowalski, Chairman of the Board and Interim Chief Executive Officer, said, “Despite macroeconomic and geopolitical challenges in the past year that we believe will continue in 2017, we strongly believe that Tiffany’s strategies are sound and that we have meaningful growth opportunities. Our management team is focused on accelerating the execution of our strategies to deliver extraordinary products, communications and experiences that will delight our customers around the world. Through strong leadership and this accelerated execution, we believe we are well-positioned to deliver attractive total shareholder return over the long-term.”

Net sales by region were as follows:

•
In the Americas, total sales declined 5% to $1.8 billion in the full year and 3% in the fourth quarter to $587 million, and comparable store sales declined 6% and 2%, respectively. On a constant-exchange-rate basis, total sales declined 5% in the full year and 3% in the fourth quarter and comparable store sales declined 5% and 2%, respectively. Management attributed the results in the full year to lower spending by U.S. customers and foreign tourists. In addition, sales in Tiffany’s New York flagship store declined 11% in the full year and 7% in the fourth quarter, and represented less than 10% of worldwide net sales in both periods.

•
In the Asia-Pacific region, total sales of $1 billion in the full year were approximately equal to the prior year and total sales of $284 million in the fourth quarter were 9% above the prior year, benefitting from the opening of new stores, with comparable store sales declining 9% and 2%, respectively. On a constant-exchange-rate basis, total sales rose 1% in the full year and 10% in the fourth quarter, and comparable store sales declined 7% and 1%, respectively. During the year, management attributed performance in this region to increased purchasing by local customers and declines in spending by foreign tourists. In addition, there was strong retail sales growth in China, increased wholesale sales in Korea, a decelerating rate of retail sales decline in Hong Kong and varying performance in other countries.

•
In Japan, total sales rose 12% to $604 million in the full year and 15% to $185 million in the fourth quarter; comparable store sales increased 16% and 19%, respectively, while wholesale sales declined in both periods. On a constant-exchange-rate basis, total sales in the full year were approximately equal to the prior year while total sales in the fourth quarter were 8% above the prior year with comparable store sales growth of 5% and 12%, respectively, partly offset by the decline in wholesale sales. Management attributed sales growth in both periods to higher spending by local customers, with declines in spending by Chinese tourists.

•
In Europe, total sales of $458 million in the full year and $146 million in the fourth quarter were 10% and 7%, respectively, below the prior year and comparable store sales declined 14% and 9%, respectively. On a constant-exchange-rate basis, total sales declined 3% in the full year and rose 1% in the fourth quarter and comparable store sales declined 9% and 2%, respectively. Management attributed results throughout the year to lower spending by local customers and foreign tourists across continental Europe, while constant-exchange-rate sales growth in the United Kingdom was largely attributed to higher foreign tourist spending in the second half of the year.

•
Other sales of $99 million in the full year and $28 million in the fourth quarter were 8% and 12%, respectively, below the prior year. Comparable store sales declined 15% in the full year and 3% in the fourth quarter, due to lower retail sales in the United Arab Emirates (“UAE”). Wholesale sales of diamonds increased in the full year and were approximately unchanged in the fourth quarter.

•
Tiffany opened 11 Company-operated stores in the full year and closed five locations, which, coupled with relocations of five stores, resulted in a net increase in gross retail square footage of approximately 3%. At January 31, 2017, the Company operated 313 stores (125 in the Americas, 85 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE), versus 307 stores a year ago (124 in the Americas, 81 in Asia-Pacific, 56 in Japan, 41 in Europe, and five in the UAE).

Other highlights:

•
Gross margins (gross profit as a percentage of net sales) were 62.2% in the full year, versus 60.7% in the prior year, and were 64.1% in the fourth quarter, versus 63.0% in the prior year. The higher margins were due to favorable product input costs and price increases taken in the prior year, as well as favorable changes in product sales mix.

•
SG&A expenses rose 2% in the full year reflecting increases in store occupancy and depreciation expenses, labor and incentive compensation costs and the year-over-year effect of the aforementioned charges. SG&A expenses rose 6% in the fourth quarter due to increased labor and incentive compensation costs as well as increased store occupancy and depreciation expenses. Excluding charges in the current and prior full year and fourth quarter periods, SG&A expenses rose 3% in the full year and 6% in the fourth quarter (see “Non-GAAP Measures”).

•
The effective tax rate was 34.1% in the full year versus 34.7% in the prior year. The rate in 2016 includes a benefit of $6.6 million, or $0.05 per diluted share, resulting from the favorable effect of the conclusion of a tax examination in the first quarter. In the fourth quarter, the rate was 36.0%, versus 34.4% in the prior year.

•
The Company generated $702 million of cash flow from operating activities and $479 million of free cash flow (see “Non-GAAP Measures”) in 2016, after giving effect to an unplanned and voluntary $120 million contribution to the Company’s U.S. pension plan.

•
Cash and cash equivalents and short-term investments increased to $986 million at January 31, 2017 from $887 million at the prior year-end. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 37% at both January 31, 2017 and 2016.

•	Net inventories at January 31, 2017 were 3% lower than at the prior year-end.

•
Capital expenditures were $223 million in the full year, compared with $253 million in the prior year, and represented 6% of worldwide net sales in both years. At least half of capital expenditures were related to the opening, renovation and/or relocation of stores in both years.

•
The Company spent $184 million in the full year to repurchase 2.8 million shares of its Common Stock at an average total cost of $65 per share, which included spending $3 million in the fourth quarter to repurchase approximately 39,000 shares at an average total cost of $73 per share. At January 31, 2017, $310 million remained available for repurchases under a program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

Fiscal 2017 Outlook:
For the fiscal year ending January 31, 2018 (“fiscal 2017”), management’s outlook calls for: (i) worldwide net sales increasing over the prior year by a low-single-digit percentage and by a mid-single-digit percentage on a constant-exchange-rate basis and (ii) net earnings per diluted share increasing by a high-single-digit percentage over 2016’s earnings per diluted share of $3.55 and by a mid-single-digit-percentage over 2016’s earnings per diluted share (excluding charges) of $3.75 (see “Non-GAAP Measures”). These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) worldwide gross retail square footage increasing 3%, net through 11 store openings, nine relocations and six closings; (ii) operating margin above the prior year entirely due to an expected increase in gross margin, with SG&A expenses increasing slightly faster than sales growth; (iii) interest and other expenses, net of approximately $40 million; (iv) an effective income tax rate consistent with the prior year; (v) the U.S. dollar in 2017 stronger overall than other foreign currencies on a year-over-year basis; and (vi) minimal benefit to net earnings per diluted share from share repurchases.

Management also expects for fiscal 2017: (i) net cash provided by operating activities of approximately $700 million and (ii) free cash flow (see “Non-GAAP Measures”) of approximately $450 million. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) net inventories unchanged from the prior year, (ii) capital expenditures of $250 million and (iii) net earnings in line with management’s expectations as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcements:
The Company expects to report its financial results for the three months ending April 30, 2017 on Wednesday May 24th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

Forward-Looking Statements:
The historical trends and results reported in this document and on our full year and fourth quarter earnings call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2017 Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company’s search for a successor chief executive officer; the Company’s strategy and initiatives and the pace of execution thereon; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; the collectability of amounts due under financing arrangements with diamond mining and exploration companies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and our ability to successfully control costs and execute on, and achieve the expected benefits from, our operational and strategic initiatives, and any difficulties or delays we encounter in identifying a successor chief executive officer. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017. Readers of this document should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2016 vs. 2015			Full Year 2016 vs. 2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	1%	(1)%	2%	(3)%	—%	(3)%
Americas	(3)	—	(3)	(5)	—	(5)
Asia-Pacific	9	(1)	10	—	(1)	1
Japan	15	7	8	12	12	—
Europe	(7)	(8)	1	(10)	(7)	(3)
Other	(12)	—	(12)	(8)	—	(8)

Comparable Store Sales:
Worldwide	—%	—%	—%	(5)%	—%	(5)%
Americas	(2)	—	(2)	(6)	(1)	(5)
Asia-Pacific	(2)	(1)	(1)	(9)	(2)	(7)
Japan	19	7	12	16	11	5
Europe	(9)	(7)	(2)	(14)	(5)	(9)
Other	(3)	—	(3)	(15)	—	(15)

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Non-GAAP
Quarter Ended January 31, 2017
Selling, general and administrative ("SG&A") expenses	$531.7	$(38.0)	$493.7
As a % of sales	43.2%		40.1%
Earnings from operations	256.5	38.0	294.5
As a % of sales	20.9%		23.9%
Provision for income taxes [b]	88.7	14.0	102.7
Net earnings	157.8	24.0	181.8
Diluted earnings per share *	1.26	0.19	1.45

Year Ended January 31, 2017
SG&A expenses	$1,769.1	$(38.0)	$1,731.1
As a % of sales	44.2%		43.3%
Earnings from operations	721.2	38.0	759.2
As a % of sales	18.0%		19.0%
Provision for income taxes [b]	230.5	14.0	244.5
Net earnings	446.1	24.0	470.1
Diluted earnings per share *	3.55	0.19	3.75
* Amounts may not add due to rounding.

[a]	Expenses associated with the following:

•
$25.4 million of net pre-tax expense ($16.0 million net after tax expense, or $0.13 per diluted share) associated with an asset impairment charge related to software costs capitalized in connection with the development of a new finished goods inventory management and merchandising information system; and

•
$12.6 million of net pre-tax expense ($8.0 million net after tax expense, or $0.06 per diluted share) associated with impairment charges related to financing arrangements with diamond mining and exploration companies.

[b]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

(in millions, except per share amounts)	GAAP	Impairment charges [c]	Specific cost-reduction initiatives [d]	Non-GAAP
Quarter Ended January 31, 2016
SG&A expenses	$503.9	$(28.3)	$(8.8)	$466.8
As a % of net sales	41.5%			38.5%
Earnings from operations	260.9	28.3	8.8	298.0
As a % of net sales	21.5%			24.6%
Provision for income taxes [b]	85.6	10.3	3.2	99.1
Net earnings	163.2	18.0	5.6	186.8
Diluted earnings per share	1.28	0.14	0.04	1.46

Year Ended January 31, 2016
SG&A expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of net sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of net sales	18.5%			19.7%
Provision for income taxes [b]	246.0	13.6	3.2	262.8
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[c]	Expenses associated with impairment charges related to a financing arrangement with Koidu Limited.

[d]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

	Years Ended January 31,
(in millions)	2017	2016
Net cash provided by operating activities	$702.1	$813.6
Less: Capital expenditures	(222.8)	(252.7)
Free cash flow [a]	$479.3	$560.9

[a]	Free cash flow in 2016 reflects an unplanned and voluntary cash contribution of $120.0 million made by the Company to its U.S. pension plan.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2017	2016	2017	2016
Net sales	$1,229.6	$1,213.6	$4,001.8	$4,104.9

Cost of sales	441.4	448.8	1,511.5	1,613.6

Gross profit	788.2	764.8	2,490.3	2,491.3

Selling, general and administrative expenses	531.7	503.9	1,769.1	1,731.2

Earnings from operations	256.5	260.9	721.2	760.1

Interest and other expenses, net	10.0	12.1	44.6	50.2

Earnings from operations before income taxes	246.5	248.8	676.6	709.9

Provision for income taxes	88.7	85.6	230.5	246.0

Net earnings	$157.8	$163.2	$446.1	$463.9

Net earnings per share:

Basic	$1.27	$1.28	$3.57	$3.61
Diluted	$1.26	$1.28	$3.55	$3.59

Weighted-average number of common shares:

Basic	124.5	127.4	125.1	128.6
Diluted	125.0	127.9	125.5	129.1

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	January 31, 2017	January 31, 2016
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$985.8	$886.6
Accounts receivable, net	226.8	206.4
Inventories, net	2,157.6	2,225.0
Prepaid expenses and other current assets	203.4	190.4

Total current assets	3,573.6	3,508.4

Property, plant and equipment, net	931.8	935.8
Other assets, net	592.2	677.4

	$5,097.6	$5,121.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$228.7	$221.6
Current portion of long-term debt	—	84.2
Accounts payable and accrued liabilities	312.8	329.1
Income taxes payable	22.1	27.1
Merchandise credits and deferred revenue	69.2	67.9

Total current liabilities	632.8	729.9

Long-term debt	878.4	790.0
Pension/postretirement benefit obligations	318.6	428.1
Other long-term liabilities	193.5	189.0
Deferred gains on sale-leasebacks	45.9	55.1
Stockholders’ equity	3,028.4	2,929.5

	$5,097.6	$5,121.6

TIF-E